                                                                    EXHIBIT 23.1


                         Independent Auditors' Consent


The Board of Directors
Tenet Healthcare Corporation:


We consent to the inclusion of our report dated September 20, 1999, relating to the combined balance sheets of St. Luke's Medical Center, St. Luke's Behavioral Health Center, Mesa General Hospital Medical Center, Tempe St. Luke's Hospital, Health Choice Arizona, Inc., Memorial Hospital of Tampa, Town & Country Hospital, Palms of Pasadena Hospital, Odessa Regional Hospital, Southwest General Hospital, Mid-Jefferson Hospital and Park Place Medical Center including certain medical office buildings and other healthcare businesses related to the operations of these hospitals (collectively the "Tenet Hospitals") as of May 31, 1999 and 1998, and the related combined statements of income and changes in ownership equity and cash flows for each of the years in the three-year period ended May 31, 1999, and to the reference to our firm under the heading "Experts" and the heading "Selected Historical Financial Information - Tenet Hospitals" in Amendment No. 2 to the Registration Statement on Form S-4 of IASIS Healthcare Corporation dated April 5, 2000.


                                       /s/ KPMG LLP


Dallas, Texas
April 4, 2000